EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Soligenix, Inc. (the “Company”) on Form S-1 to be filed on or about October 7, 2016 of our report dated March 24, 2016, except for the effects of the reverse split of the Company’s common stock discussed in Note 12 to the consolidated financial statements, as to which the date is October 7, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Philadelphia, Pennsylvania

October 7, 2016